FOR IMMEDIATE RELEASE: Thursday September 1, 2011

SENETEK ANNOUNCES EXERCISE OF PUT OPTION WITH RESPECT TO RELIEF CANYON PROJECT

Hilton Head, SC - Senetek Plc (OTCBB: SNKTY) announced today that it has elected to exercise its contractual “put” right with Platinum Partners and has elected to receive back its $5 million investment in the Relief Canyon secured debt plus accrued interest. Additionally, the Company has elected to repay the secured debt in the amount of $2,876,790 it currently owes to Platinum. In return for early retirement of the debt, Platinum has agreed to increase the exercise price on its outstanding warrants to $1.00 per share from the existing $0.70 per share.

The Company elected to exercise its put right after Platinum accepted a satisfactory bid for the Relief Canyon Project from Sagebrush Gold, Inc. and it became clear to the Company that an attempt to negotiate a new joint venture or other participatory minority interest in the Relief Canyon Project was not a viable option.

Mr. Ryan, CEO of Senetek commented, “We are disappointed we were not able to close adequate financing in time to purchase 100% of the Relief Canyon Project as we intended. We always believed it was most desirable to own 100% of Relief Canyon. On the other hand we have two other superb projects, the Gray Eagle Mine in California, and the Iron Creek Property in Idaho, which we own 100% free and clear. Our work over the past several months reveals either of these projects has as much or more upside potential for our shareholders than a minority interest in Relief Canyon would have. Therefore, we feel it is prudent and desirable to devote out attentions and energies to the development of these projects. The fact that we are now debt free also should also aid us significantly in structuring future new financings for the Company as we develop these projects”.

The Gray Eagle Copper Mine, which is a past producer of significant amounts of both copper and gold, consists of approximately 344 acres of patented mining claims in Siskiyou County, the northernmost county of the State of California. The Company recently staked an additional 124 unpatented mining claims in the area over the last few months to expand its land position in the area by 2480 acres. The deposit hosts a historical resource of just over 1.1 million tons of ore grading 2.59% copper and .027 ounces per ton gold using a 3.3 to 1 strip ratio, a copper cutoff grade of 1%, and recovery factors of 90% on copper and 30% on gold.

The Iron Creek Copper Cobalt Property in Idaho consists of seven patented mining claims of approximately 140 acres in Lemhi County, Idaho some 26 miles southwest of the town of Salmon. The Company recently staked an additional 42 unpatented mining claims over the last several months to expand the land position by 840 acres. Past work by previous operators has identified several mineralized zones of copper and cobalt, and numerous other exploration targets on the property that have not as yet been evaluated

For further information please contact:

John Ryan, CEO
Senetek Plc
13 Bow Circle #147
Hilton Head, SC 29928
1.404.418.6203 phone
1.843.842.7248 fax

or

Howard Crosby, President
1.509.526.3491 phone

The source of this news release is Senetek Plc. This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities and Exchange Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Investors are cautioned that all forward-looking statements involve risks and uncertainties and therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. The historic mineral resources referred to are historical in nature and have not been independently verified by the Company by present day drilling, sampling or other exploratory techniques.